APPENDIX A

WELLS FARGO MASTER TRUST

ADMINISTRATION AGREEMENT

Funds of Wells Fargo Master Trust Covered by This Agreement

Fee of 0.15% of average daily net assets: except that no administration fee will be charged to the Master Trust Portfolios, so long as an administration fee is charged to the Gateway Funds of Wells Fargo Funds Trust.

C&B Large Cap Value Portfolio

Core Bond Portfolio

Diversified Fixed Income Portfolio

Diversified Large Cap Growth Portfolio

Diversified Stock Portfolio

Emerging Growth Portfolio

Index Portfolio

Inflation-Protected Bond Portfolio

International Growth Portfolio

International Value Portfolio

Large Company Value Portfolio

Managed Fixed Income Portfolio

Short-Term Investment Portfolio

Small Company Growth Portfolio

Small Company Value Portfolio

Stable Income Portfolio

Most recent annual approval:  June 1, 2014

Appendix A amended:  August 13, 2014

The foregoing fee schedule is agreed to as of August 13, 2014 and shall remain in effect until changed in writing by the parties.

WELLS FARGO MASTER TRUST

By: ________________________________

         C. David Messman

         Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By: ________________________________

         Aldo Ceccarelli

         Senior Vice President

1. On August 13, 2014 the Board of Wells Fargo Master Trust approved the name change of the Inflation-Protected Bond Portfolio to the Real Return Portfolio effective on or about December 1, 2014.

  On August 13, 2014 the Board of Wells Fargo Master Trust approved the name change of the Inflation-Protected Bond Portfolio to the Real Return Portfolio effective on or about December 1, 2014.